CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-137033 and No. 333-149844 on Form S-8 of Innovative Card Technologies, Inc. and subsidiary (the “Company”) of our report dated May 15, 2009, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Innovative Card Technologies, Inc. and subsidiary for the year ended December 31, 2009. Our report dated May 15, 2009, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

SingerLewak LLP

Los Angeles, California
March 31, 2010